SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM S-8
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933


                          Precom Technology, Inc.

           (Exact name of registrant as specified in its charter)

            Florida  			                 06-1588136
_______________________________		____________________________________
(State or other jurisdiction of		(I.R.S. Employer Identification No.)
incorporation or organization)

2001 West Main Street, Suite 208, Stamford, CT			06902
_______________________________________________		    __________
(Address of principal executive offices)                  (Zip code)

Financial Consulting Services Agreement by and between and between Lee C. Summers, Trustee for Merchants Capital and Yasar Samarah, and Precom Technology, Inc.
_______________________________________________________________________________
                        (Full title of the plans)

Donald F. Minmire, 265 Sunrise Avenue, Suite 204, Palm Beach, Florida 33480
________________________________________________________________________________
	    (Name, address, including zip code, of agent for service)

Telephone number, including area code, of agent for service: (800) 451-0932


                         CALCULATION OF REGISTRATION FEE

Title of                          Proposed Maximum   Proposed Maximum      Amount of
Securities to     Amounts to be   Offering Price     Aggregate Offering    Registration
be Registered     Registered      Per Share(1)       Price                 Fee

Common Stock,     500,000         $0.21              $105,000              $9.66
par value $.001


(1)	Maximum offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933.

                                         PART I

                   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Introduction

Precom Technology, Inc., a Florida corporation (the "Company"), has entered into an agreement, dated June 3, 2002, entitled Consulting Agreement, (the "Consulting Agreement"), with Lee C. Summer, Trustee for Merchants Capital and Yasar Samarah, individuals ("Associated Persons") who will perform consulting services for the Company. The consulting services to be provided to the Company consist of locating acquisition candidates and business opportunities for the Company, and providing financial advice related to any acquisition, business opportunity or sale. The Consulting Agreement provides that the Company will issue 500,000 shares of the Company's common stock, par value , $0.001 per share as consideration for the Consulting Services to be performed (the "Compensation Shares"). A maximum of 500,000 shares of Compensation Shares may be issued pursuant to the Plan. This document concerns only those provisions of the Consulting Agreement relating to the Compensation Shares and the Consulting Agreement provisions relating to the Compensation Shares are referred to collectively as the Plan.

General

The initial term of the Plan is one year from its effective date, June 3, 2002, but may be extended by mutual agreement until terminated by either party. The parties may agree in writing to renew or amend the Plan. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

Participation in the Plan

The Associated Persons may participate in the Plan only if the Plan remains in effect. The total number of Compensation Shares issued to all Associated Persons collectively may not exceed 500,000 shares.

The current members of the Board of Directors of the Company are Robert J. Hipple, Rodney B. Read and Nicholas M. Calapa. The address of the Board of Directors is: c/o the Company, 2001 West Main Street, Suite 208, Stamford, CT 06902. The telephone number is (800) 451-0932. Information concerning changes in the membership of the Board of Directors or the appointment of any committee will be provided in the future either in the Company's proxy statements, annual or other reports, or in amendments to this document.

Resale of Compensation Shares

Compensation Shares issued under the Plan may be freely sold, subject to the requirement that any sales by "affiliates" of the Company, as defined under the Securities Act of 1933 (the "Securities Act"), and donees of affiliates, must be made either pursuant to a separate prospectus prepared in accordance with the requirements of the Securities Act or pursuant to Rule 144 under the Securities Act. Generally, a person who is not an executive officer, director or holder of 10% or more of the shares of the Company or of the shares of one of the Company's subsidiaries, would not be deemed to be an "affiliate" of the Company.

Federal Income Tax Consequences

The following discussion of the federal income tax consequences of participation in the Plan is only a summary, does not purport to be complete, and does not cover, among other things, state and local tax consequences.
In addition,differences in participants' financial situations may cause federal, state, and local tax consequences of participation in the Plan to vary. Therefore, each participant in the Plan is urged to consult his or her own accountant, legal counsel, or other financial advisor regarding the tax consequences of participation in the Plan. This discussion is based on the provisions of the Code as presently in effect.

Upon receipt of Compensation Shares, participants will recognize ordinary incomein an amount equal to the fair market value of the Company's common stock, par value $0.001, which has been set in the Consulting Agreement at $0.21 per share, the closing bid price for the shares of the Company on the date of the Consulting Agreement. Upon the sale of the Compensation Shares the participant will recognize short-term or long-term capital gain, or loss, as the case may be, in an amount equal to the difference between the amounts he or she receives from the sale of those shares and the participant's tax basis in the shares. The participant's tax basis in the Compensation Shares will be equal to the fair market value of the shares acquired. The holding period will begin on the day after the tax basis of the shares is determined.

The ordinary income recognized by the participants upon receipt of Compensation Shares is considered to be compensation from the Company. The Company will be entitled to expense as compensation the amount of ordinary income, which the participant recognizes. As with other forms of compensation, withholding or self-employment tax and other trust fund payments will be due. The participants in the Plan will be solely responsible for paying withholding or self-employment taxes and other trust fund payments on the amounts received, as non-employee compensation.

Additional Information

The Company will provide to any Plan participant, upon written request a copy, without charge, copies of the Company's periodic reports filed with the Securities and Exchange Commission (the "Commission"), including its latest annual report on Form 10-K and its quarterly reports on Form 10-Q. The Company will also provide any Plan participant, upon written or oral request, a copy, without charge, of the documents incorporated by reference in Item 3 of Part II of this Form S-8 registration statement. Written or oral requests for such information should be directed to Jan Read at 2755 East Cottonwood Parkway, Suite 600, Salt Lake City, Utah 84121; telephone number (800) 451-0932.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by Precom Technology, Inc., a Florida corporation, (the "Company") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

1.	The Company's Annual Report on Form 10-K for the fiscal year ended
December 31, 2001, filed with the Commission on April 15, 2002.

2.	All reports filed by the Company with the Commission pursuant to
Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2001.

Prior to the filing of a post-effective amendment that indicates that all securities covered by this Registration Statement have been sold or that deregisters all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities

The common stock par value $.001 per share (the "Common Stock") of the Company being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act. Pursuant to the Articles of Incorporation of the Company, the Company is authorized to issue 50,000,000 shares of Common Stock. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Company's articles of incorporation and bylaws provide that a majority of the issued and outstanding shares of the Company shall constitute a quorum for shareholders' meetings, except with respect to certain matters for which a different percentage quorum is required by statute.

Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities and payment of any preferences on preferred stock.

Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by persons purchasing Common Stock in this offering and may dilute the book value of the then existing shareholders.

Item 5. Interests of Named Experts and Counsel

No expert or counsel for the Company named in this registration statement as having prepared or certified any part hereof, or as having given an opinion as to the validity of the securities being registered was employed on a contingency basis, or has or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or its subsidiaries. In addition no such expert or counsel is connected with the Company or its subsidiaries as a promoter, managing underwriter, voting trustee, director, officer, or employee.

Item 6. Indemnification of Directors and Officers

Florida Statutes Annotated section 607.0850 (1993) (the "Florida Statute") permits corporations to indemnify directors or officers against any judgments, fines, settlements and reasonable expenses incurred by reason of their being or having been parties to actions or proceedings (other than actions by or in right of the corporation), whether civil, criminal, administrative or investigative. This indemnification is permissible only if the director or officer acted within the applicable standard of conduct or if ordered by a court. In civil actions or proceedings, a director or officer satisfies the applicable standard of conduct if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the applicable standard is satisfied if the director or officer had no reasonable cause to believe his or her conduct was unlawful. The board of directors acting through a quorum of disinterested directors, independent legal counsel or shareholders who were not parties to the proceedings shall determine whether the applicable standard of conduct is satisfied.

In actions by or in the right of the corporation, the corporation may also indemnify directors and officers whose actions fall within the applicable standard of conduct. However, the corporation may not indemnify a director or officer for expenses incurred in defense or settlement of any claim, issue or matter on which the officer or director is liable to the corporation unless and to the extent the court determines, in light of all the circumstances, that the director or officer is fairly and reasonably entitled to indemnity for those expenses despite the adjudication of liability.

The Florida Statute confers an absolute right to indemnification for expenses actually and reasonably incurred, including attorneys' fees, to the extent a director or officer is successful on the merits or otherwise in defense of any claim, issue, or matter. The Florida Statute also permits a corporation to pay attorneys' fees and other litigation expenses on behalf of a director or officer in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of that director or officer to repay the expenses to the corporation if it is ultimately determined that the director or officer is not entitled to indemnification or to the extent the expenses so advanced by the corporation exceed the indemnification to which the officer or director is entitled. The Florida Statute does not exclude other indemnification rights to which a director or officer may be entitled under the certificate of incorporation, a bylaw, an agreement, a vote of shareholders, or otherwise so long as these rights are not inconsistent with the Florida Statute. The Florida Statute also permits corporations to purchase and maintain indemnity insurance.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to West's Florida Statutes Annotated Section 607.0850 (1993).

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

No restricted securities are being re-offered or resold pursuant to this registration statement.

Item 8.  Exhibits.

The following exhibits are attached to this Registration  Statement:

          Exhibit No.        SEC Ref. No.          Description of Exhibit
              1                  4                 Consulting Agreement by and
                                                   between Lee C. Summers,
                                                   Trustee for Merchants Capital
                                                   and Yasar Samarah, and Precom
                                                   Technology, Inc. dated June
                                                   3, 2002.

Item 9.  Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on the 3rd day of July, 2002.

                                   PRECOM TECHNOLOGY, INC.


                                  By /s/ Robert J. Hipple
                                    Robert J. Hipple, President

                             POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Hipple, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                     Title                                Date



/s/ Robert J. Hipple          Chairman of the Board, Chief        July 3, 2002
Robert J. Hipple              Executive Officer, President,
Director



/s/ Rodney B. Read            Vice-President, Chief Operating     July 3, 2002
Rodney B. Read 			Officer, Director



/s/ Nicholas M. Calapa        Director                           July 3, 2002
Nicholas M. Calapa